As filed with the Securities And Exchange Commission on March 5, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Meritage Hospitality Group Inc.	Michigan	38-2730460
(Exact Name of Registrant as Specified in Its Charter)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

1971 East Beltline Avenue, N.E. Suite 200 Grand Rapids, Michigan 49525 (616) 776-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

_________________

Robert E. Schermer, Jr. Chief Executive Officer Meritage Hospitality Group Inc. 1971 East Beltline Ave., N.E. Suite 200 Grand Rapids, Michigan 49525 (616) 776-2600 Facsimile (616) 776-2776
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to: Mark A. Weiss, Esq. Keating, Muething & Klekamp, P.L.L. 1400 Provident Tower One East Fourth Street Cincinnati, Ohio 45202 (513) 579-6599 Facsimile (513) 579-6956

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

_________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Security	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock	1,730,998	(2)	$4.85	$2,020,830.10	(3)	$256.04	(3)
Series B Convertible Preferred Stock	500,000		10.00	5,000,000.00	(4)	633.50
Class A Warrants	208,333		7.20	1,499,997.60	(4)	190.05
Class B Warrants	208,333		10.17	2,118,746.61	(4)	268.45

						$1,348.30
(1)	The securities being registered consist of the following securities to be offered from time to time for resale by the selling securityholders: Series B Convertible Preferred Stock; shares of common stock that may be obtained upon conversion of the Series B Convertible Preferred Stock; Class A Warrants; Class B Warrants; shares of common stock that may be obtained upon exercise of the Class A Warrants and Class B Warrants; and additional shares of common stock.

(2)	Includes (i) 416,666 shares of Common Stock; (ii) 897,666 shares of Common Stock that are initially issuable upon conversion of the Series B Convertible Preferred Stock; (iii) 208,333 shares of Common Stock that are initially issuable upon conversion of the Class A Warrants; (iv) 208,333 shares of Common Stock that are initially issuable upon conversion of the Class B Warrants.

(3)	The calculation of the proposed maximum aggregate offering price and the registration fee for the Common Stock referred to in footnote (2)(ii), (iii) and (iv) is included in the registration fee for the Series B Preferred Shares, Class A Warrants and Class B Warrants pursuant to Rule 457(i).

(4)	Pursuant to Rule 457(i), the registration fee for the Warrants and the underlying common stock has been calculated based on Registrant’s estimate of the value of the Series B Convertible Preferred Stock, Class A Warrants and Class B Warrants, for which there currently is no trading market, plus the exercise price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 5, 2004

Prospectus

MERITAGE HOSPITALITY GROUP INC.

Common Stock
Class A Warrants
Class B Warrants
Series B Preferred Shares

        The selling securityholders named in this prospectus may sell, from time to time, the following securities:

•	208,333 Class A Warrants;

•	208,333 Class B Warrants;

•	500,000 shares of Series B Convertible Preferred Stock; and

•	1,730,998 shares of common stock, which includes 208,333 shares that may be acquired upon exercise of the Class A Warrants, 208,333 shares that may be acquired upon exercise of the Class B Warrants, 897,666 shares that may be acquired upon conversion of the Series B Convertible Preferred Stock and 416,666 additional shares of common stock.

        We refer to all of these securities listed above collectively as the “securities.” We refer to the Class A Warrants and Class B Warrants collectively as the “warrants.” We refer to the Series B Convertible Preferred Stock as the “convertible preferred stock.”

        This prospectus also relates to the shares of our common stock that may be acquired upon exercise of the warrants. We will not receive any proceeds from the sale of any of these securities by the selling securityholders, but we will receive proceeds from the exercise of the warrants. This prospectus contains general information about these securities.

        Our common stock is quoted on the American Stock Exchange under the symbol “MHG.” On March __, 2004, the closing price of our common stock on the American Stock Exchange was $________.

        Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page __ of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2004

_________________

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates.

        The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.meritagehospitality.com. Information contained on our website, other than documents specifically incorporated by reference into this prospectus, is not intended to be incorporated by reference into this prospectus, and you should not consider that information as part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

SEC Filings (File No. 001-12319)	Period
Annual Report on Form 10-K Current Reports on Form 8-K Registration Statement on Form 8-A	Year Ended November 30, 2003 Dated December 22, 2003, December 29, 2003, January 5, 2004 and January 9, 2004 Filed on September 16, 1999.

        All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

James R. Saalfeld, Esq.
Vice President, General Counsel and Secretary
Meritage Hospitality Group Inc.
1971 East Beltline Ave., N.E.
Suite 200
Grand Rapids, Michigan 49525
(616) 776-2600

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

RISK FACTORS

        Our business is subject to numerous risks including those discussed below under, “Special Note Regarding Forward-Looking Statements.”

        In addition, if we are able to begin operating O’Charley’s restaurants, our business will be subject to the following additional risks:

•	Unanticipated expenses and market acceptance could affect the results of the O’Charley’s restaurants we open;

•	We may experience higher operating costs which would adversely affect our operating results if we cannot increase menu prices to cover them;

•	We could face labor shortages that could affect our results of operations;

•	Our O’Charley’s restaurants will be concentrated geographically in the same general areas as our Wendy’s restaurants, and any economic downturn, adverse weather or other material change in this region could affect our results of operations;

•	Adverse publicity regarding the Wendy’s or O’Charley’s restaurant systems or damages to their reputations could adversely affect our results even if the factors causing the publicity or affecting the reputation were not caused by our operations;

•	Our growth may strain our management and infrastructure which could slow down our development of new O’Charley’s restaurants and adversely affect our ability to manage our existing restaurants; and

•	We have no prior experience in the casual restaurant field, and accordingly, there is a risk that we may not be able to develop and operate O’Charley’s restaurants successfully.

Risks Related to the Offering

        Our officers and directors exercise substantial control over our affairs and may have interests that differ from your interests.

        Our officers and directors beneficially own approximately 40.4% of our outstanding common stock. As a result, these shareholders are able to control or significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control even if a change of control is in the best interest of all shareholders.

        There is no public market for the convertible preferred stock and warrants, and none may develop.

        There has been no trading market for the convertible preferred stock and warrants prior to this offering. If the convertible preferred stock or warrants are traded after their initial issuance, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. We do not intend to apply for listing of the convertible preferred stock or warrants on any securities exchange or other stock market.

         There can be no assurance that the common stock, convertible preferred stock and warrants will trade at or above the offering price.

        Our board of directors determined the offering price for the securities. There can be no assurance that the common stock, convertible preferred stock and warrants will trade at or above the offering price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon our current expectations. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning our expected financial performance, business strategies and action which we intend to pursue to achieve our strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation, those listed above and the following: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of our and our franchisors’ restaurants; legal claims; and the recurring need for renovation and capital improvements. Also, we are subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of our restaurants. Because our operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or a local economy encompassing a restaurant, could adversely affect our operations.

MERITAGE HOSPITALITY GROUP INC.

        We were incorporated in Michigan in 1986, and are primarily engaged in the franchised retail food service business through our Wendy’s of Michigan business segment and our O’Charley’s of Michigan business segment. Our common stock is listed on the American Stock Exchange under the symbol “MHG.”

Wendy’s Of Michigan — Business Segment

        We operate 47 “Wendy’s Old Fashioned Hamburgers” quick-service restaurants in Western and Southern Michigan. We are the nation’s only publicly traded Wendy’s franchisee. Approximately 75% of the Wendy’s restaurant properties are owned by us. The remaining properties are leased. We serve over nine million Wendy’s customers annually. All restaurants are operated pursuant to franchise agreements with Wendy’s International, Inc., the franchisor of the nationally recognized quick-service restaurant system that operates under the distinctive “Wendy’s” brand name. On average, we opened a new Wendy’s restaurant every eight weeks during the last four years. Our growth strategy is to expand our Wendy’s business through the development of new restaurants within our designated market area, and through the development and/or acquisition of Wendy’s restaurants in other market areas.

O’Charley’s Of Michigan — Business Segment

        We recently executed an exclusive multi-unit development agreement with casual service restaurant franchisor, O’Charley’s Inc., to develop O’Charley’s restaurants throughout the State of Michigan. We are the nation’s first O’Charley’s franchisee. All O’Charley’s restaurants will be operated pursuant to operating agreements with O’Charley’s Inc., the franchisor of the casual-service restaurant system that operates 206 restaurants in 16 states in the Southeast and Midwest. Our development agreement calls for the development of a minimum of 15 O’Charley’s restaurants over the next seven years.

        Our Wendy’s restaurants are operated by Wendy’s of Michigan, a Michigan limited partnership that is owned by a wholly-owned subsidiary of Meritage. Our O’Charley’s restaurants will be operated by O’Charley’s of Michigan, a Michigan limited liability company that is our wholly-owned subsidiary.

        Our principal executive offices are located at 1971 East Beltline Ave., N.E., Suite 200, Grand Rapids, Michigan, 49525, and our telephone number is (616) 776-2600. We maintain our corporate website at www.meritagehospitality.com. Except for the information specifically incorporated by reference into this prospectus, information on our website is not part of this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of any securities under the prospectus by the selling shareholders, but we will receive proceeds from the exercise of the warrants. Proceeds received from the exercise of the warrants will be used for general corporate purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Fiscal 2003	Fiscal 2002	Fiscal 2001	Fiscal 2000	Fiscal 1999
1.08	1.26	1.24	*	1.14

*For fiscal 2000, combined fixed charges and preferred stock dividends exceeded earnings by $1.4 million.

DESCRIPTION OF THE WARRANTS

Exercise Price and Terms

        Each Class A Warrant entitles the registered holder thereof to purchase one share of our common stock at an exercise price of $6.00 per share at any time after one year after issuance until six years after issuance. Each Class B Warrant entitles the registered holder thereof to purchase one share of our common stock at an exercise price of $9.00 per share at any time after one year after the issuance until nine years after issuance. No fractional warrants will be issued.

        The holder of a warrant may exercise it by surrendering the certificate representing the warrant to our transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time commencing one year after issuance in whole or in part at the applicable exercise price until expiration.

Adjustments

        The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of our common stock, consolidation or merger of us with or into another corporation, or sale of all or substantially all of our assets, in order to enable holders of warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares that might otherwise have been purchased upon the exercise of the warrant. No adjustments will be made unless such adjustment would require an increase or decrease of at least $0.10 or more in such exercise price. No adjustment to the exercise price of the shares subject to the warrants will be made for dividends (other than stock dividends), if any, paid on the common stock or for securities issued pursuant to an exercise of the warrants. No fractional shares will be issued upon the exercise of the warrants.

Transfer and Warrant Agent

        We have appointed LaSalle Bank NA as our warrant transfer agent. LaSalle Bank NA also serves as the transfer agent for our common stock.

DESCRIPTION OF THE CONVERTIBLE PREFERRED STOCK

        The following is a summary of our Series B Convertible Preferred Stock, which we refer to as the convertible preferred stock. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Articles of Incorporation.

General

        Under our Articles of Incorporation, our board of directors is authorized, without further shareholder action, to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, as shall be set forth in the resolutions providing for the issue of any such series of preferred stock.

        In the private offering we completed in December 2003, we issued 500,000 shares of the convertible preferred stock. Before that issuance, we had 29,520 shares of our Series A preferred stock outstanding.

        The convertible preferred stock and, when issued, any common stock issued upon the conversion of the convertible preferred stock will be fully paid and nonassessable. The holders of the convertible preferred stock have no preemptive or preferential right to purchase or subscribe to our capital stock, obligations, warrants or any of our other securities of any class.

        We will initially serve as the transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of the convertible preferred stock and any common stock issued upon conversion.

Dividends

        Each share of the convertible preferred stock has an annual dividend rate of $0.80. The right to payment of dividends is cumulative. The annual dividends are paid in equal quarterly installments upon the 1st day of each January, April, July and October in each year to holders of record as of the 15th day of the preceding month commencing January 1, 2004, before any amount is set aside or applied to the redemption or purchase of, or any dividends (other than dividends of common stock) are declared or paid upon or set apart for, the common stock.

Dissolution or Liquidation

        Upon our dissolution, liquidation or winding up, the holders of each share of convertible preferred stock will be entitled to receive, before any payment to holders of common stock, all accrued but unpaid dividends, plus a liquidation value of $10.00 per share. Our consolidation or merger, at any time, with another corporation, or a sale of substantially all of our assets, does not constitute our dissolution, liquidation or winding up under the terms of the convertible preferred stock.

Conversion

        The convertible preferred stock is convertible at any time into our common stock at a conversion price of $5.57. The conversion price will be adjusted as follows:

•	If the common stock is subdivided into a greater or combined into a lesser number of common stock, and whether by stock split or stock dividend, the conversion price will be decreased in the case of a subdivision or increased in the case of a combination to an amount which shall bear the same relation to the conversion price in effect immediately prior to such subdivision or combination.

•	No adjustments will be made for dividends accrued on any shares of convertible preferred stock that shall be issuable upon the conversion of such shares.

•	In case of our merger or consolidation with or into another corporation, or the reclassification of our common stock (other than by way of split-up or contraction), the holders of convertible preferred stock will, after such event, be entitled to receive upon conversion the kind and amount of shares of stock and securities and property which they would have received had they converted their convertible preferred stock into common stock as of the record date for determination of common shareholders entitled to participate in such merger, consolidation, or reclassification.

        Holders of convertible preferred stock can convert their shares by surrendering the certificate or certificates to the Secretary of the Corporation, or, if a transfer agent has been selected, to the transfer agent for the convertible preferred shares. We will not issue fractional shares of common stock upon the conversion but will pay cash in lieu of fractional shares on the basis of the value of the common stock at the time the convertible preferred stock is surrendered for conversion as determined in such reasonable manner as we adopt. No payment of accrued but unpaid dividends shall be made upon conversion.

        In case of our voluntary dissolution, liquidation or winding up, all conversion rights of the holders of convertible preferred stock will terminate on a date we fix which is not more than 30 days before the record date for determining the holders of the common stock entitled to receive any distribution upon such dissolution, liquidation and winding up.

Optional Redemption

        From the second anniversary of the date of issuance of the convertible preferred stock, through the third anniversary, we may, upon 15 days written notice, redeem all or part of the convertible preferred stock at a redemption price of $11.00 per share, plus accrued but unpaid dividends. Beginning on the third anniversary, the redemption price shall be $10.00 per share plus accrued but unpaid dividends. If less than all the Series B Convertible Preferred Shares are to be redeemed, then we shall select the shares to be redeemed as evenly as reasonably possible from among all the holders.

Voting Rights

        Holders of the convertible preferred stock have no voting rights except as provided by law and except that if at any time we fail to make six quarterly dividend payments, the number of directors constituting our board of directors will be increased by two and the holders of the convertible preferred stock, voting as a class with each share having one vote, will be entitled to elect two directors to the board as long as any arrearages in dividend payments remain outstanding. Once we have paid all such dividend arrearages, the two directors elected pursuant to this paragraph will cease to be directors and the holders of convertible preferred stock will have no further right to elect directors on account of such arrearages.

Ranking

        The convertible preferred stock ranks equal with respect to rights to payment of dividends and liquidation amounts with our outstanding Series A Preferred Shares, of which there are 29,520 Shares outstanding, carrying an aggregate annual dividend of $26,568 and an aggregate liquidation value of $295,200.

Amendments

        We will not, except upon the affirmative vote of the holders of two-thirds of the convertible preferred stock outstanding at the time, amend our Articles of Incorporation in any manner that would result in the convertible preferred stock being subordinate in terms of preference as to payments of dividends or payments on liquidation to any other preferred stock we issue or have issued.

DESCRIPTION OF THE COMMON STOCK

        The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a stockholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the matter is required for stockholder approval, except in the case of certain major corporate actions detailed below.

        Certain major corporate actions such as our merger or liquidation, an amendment to our certificate of incorporation or the sale of all or substantially all of our assets, require the approval of the affirmative vote of a majority of all shares entitled to vote on the matter, whether or not present at a meeting called for that purpose.

        We have elected to be subject to Chapter 7A of the Michigan Business Act. Consequently, certain business combinations (as defined in such act) such as mergers, liquidations, sale of an asset or an exchange of shares, between the Company and an “interested shareholder” (as defined in such act) cannot be completed unless certain voting requirements or price requirements are met. The voting requirements require:

•	an advisory statement by our board of directors;

•	a vote in favor of the business combination by the holders of not less than 90% of the votes of each class of our capital stock entitled to be cast by shareholders; and

•	a vote in favor of the business combination by not less than two-thirds of the votes of each class of stock entitled to be cast by our shareholders, other than voting shares beneficially owned by the “interested shareholder,” its affiliates and associates.

The requirements do not apply if (1) our Board of Directors approves the transaction prior to the time the 10% owner becomes such or (2) the transaction satisfies certain fairness standards, certain other considerations are met and the 10% owner has been such for at least five years.

        Our common stock is neither redeemable nor convertible, and the holders of our common stock have no pre-emptive rights to purchase any securities of the Company. Subject to the rights of any preferred stock issued and so designated, holders of our common stock are entitled to receive ratably such dividends as may be lawfully declared by the board of directors. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets after payment of liabilities and subject to any liquidation rights of any preferred stock issued and so designated.

        All outstanding shares of our common stock are validly issued, fully paid and non-assessable. Total authorized common stock is 30,000,000 shares.

SELLING SECURITYHOLDERS

        We issued the securities in a private placement completed in December 2003. In connection with the private placement, we agreed to register the securities for resale.

        Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the securities pursuant to this prospectus. The selling securityholders may offer all, some or none of the securities.

        The table below sets forth the name of each selling securityholder, the number of Class A Warrants, Class B Warrants, shares of Series B Preferred Stock and shares of common stock that may be offered by each selling securityholder under this prospectus. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

        Because the selling securityholders may offer all or some portion of the securities, we cannot estimate the amount of securities that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” below.

Name of Selling Securityholder	No. of Class A Warrants	No. of Class B Warrants	No. of shares of Series B Convertible Preferred Stock	No. of Shares of Common Stock(1)	Percentage of Common Stock Beneficially Owned(2)
Joseph L. Maggini (3)	83,333	83,333	100,000	512,865	8.4%
JB Resources LLC (3)	125,000	125,000	0	500,000	4.7
Symmetry Investments, LLC (3)	--	--	100,000	179,533	*
Jerene Ruth Baker Trustee	--	--	5,000	8,977	*
Walter Devries Cora Devries
JTWROS	--	--	12,500	22,442	*
Paul Charles Drueke
Mary Jo Drueke JTWROS	--	--	10,000	17,953	*
Richard H. Hein	--	--	10,000	17,953	*
John Hinners	--	--	5,000	8,977	*
Marlaine S. Hiskes &
George J. Hiskes TTEES
Marlaine S. Hiskes Revoc
Trust DTD 7/17/98	--	--	5,000	8,977	*
Marsha Huizinga	--	--	2,000	3,591	*
Thomas R. Huizinga	--	--	10,000	17,953	*
David V. Isbell
Josephine R. Isbell
JTWROS	--	--	10,000	17,953	*
Robert C. Johnson,
General Partner
Johnson Family Limited
Partnership DTD 2/20/97	--	--	2,500	4,488	*

Name of Selling Securityholder	No. of Class A Warrants	No. of Class B Warrants	No. of shares of Series B Convertible Preferred Stock	No. of Shares of Common Stock(1)	Percentage of Common Stock Beneficially Owned(2)
Sally A. Johnson TTEE
Sally A Johnson Trust
DTD 12/31/82
Amended 4/1/97	--	--	5,000	8,977	*
Gary R. Kaiser TTEE
Gary R. Kaiser Rev Trust
DTD 11/19/97 as Amended	--	--	5,000	8,977	*
Viola Marie Lawson	--	--	1,000	1,795	*
William A. Lawson TTEE
William A. Lawson Trust
DTD 8/7/03	--	--	10,000	17,953	*
David S. Lundeen c/o Perficient
Inc	--	--	10,000	17,953	*
Robert L. Post
Elaine B. Post JTWROS	--	--	10,000	17,953	*
Sharon S. Potter TTEE
Sharon S. Potter Trust
DTD 2/25/03	--	--	10,000	17,953	*
Annette Provenzano	--	--	5,000	8,977	*
Leonard Rodell Defined
Benefit Pension Plan	--	--	2,500	4,488	*
Philip J. Rosenbaum TTEE
Philip J. Rosenbaum Rev
Living Trust DTD 7/28/97	--	--	10,000	17,953	*
Delia Mae Roty TTEE
Delia Mae Roty Trust
DTD 2/28/80	--	--	5,000	8,977	*
Henry J. Schierbeek TTEE
Henry J. Schierbeek Trust
DTD 11/20/90	--	--	5,000	8,977	*
Greg Shaw	--	--	4,000	7,181	*
Stifel Nicolaus
c/f Joy F. Schaberg IRA
(43-0538770)	--	--	2,500	4,488	*
Stifel Nicolaus
c/f Richard D. Schaberg IRA
(43-053770)	--	--	2,500	4,488	*
Edward D. Stuursma TTEE
Edward D. Stuursma Trust
DTD 12/2/93	--	--	5,000	8,977	*
Jerry S. Voight TTEE
Jerry S. Voight Trust
DTD 1/28/91	--	--	10,000	17,953	*
Peter Douglas Wierenga	--	--	15,000	26,930	5.1
Berlin Financial	--	--	25,000	44,883	*
J. George Investments, LLC	--	--	75,000	134,650	*
Nordruk Partners Investment Co.
Limited Partnership	--	--	8,000	14,363	*
SDP Investment Ltd.	--	--	2,500	4,488	*

Total	208,333	208,333	500,000	1,730,998	18.2%

*Less than 1%.

(1)	Includes shares of common stock held by such selling securityholder and all shares of common stock that may be acquired by such selling securityholder upon exercise of warrants or conversion of convertible preferred stock. Excludes fractional shares.

(2)	Based on number of shares of common stock beneficially owned by each selling securityholder as of February 27, 2004. Includes 272,572 and 271,109 shares, respectively, beneficially owned by Joseph L. Maggini and Peter Douglas Wierenga. After giving effect to the sale of all shares of common stock beneficially owned and available for sale under this prospectus, these persons would beneficially own 5.2% and 5.1%, respectively, of our common stock as of the date of this prospectus.

(3)	Robert E. Schermer, Jr., our Chief Executive Officer, President and a member of our board of directors, owns 40% of JB Resources LLC and 50% of Symmetry Investments, LLC. Mr. Schermer beneficially owns 830,797 (15.1%) of our common stock excluding shares beneficially owned by these entities. Mr. Maggini is a member of our Board of Directors.

PLAN OF DISTRIBUTION

        The securities are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities, but we will receive proceeds from the exercise of the warrants. We will bear the fees and expenses incurred in connection with our obligation to register the securities. These fees and expenses include registration and filing fees, printing and duplications expenses, fees and disbursements of our counsel and reasonable fees and disbursements of the registrar and transfer agent for the securities. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any. The selling securityholders may offer and sell the securities from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

        Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	on the AMEX, with respect to common stock, common stock acquired upon the conversion of the convertible preferred stock and common stock acquired upon exercise of warrants;

•	through agents; or

•	in any combination of the above or by any other legally available means.

        In connection with the sales of the securities, the selling securityholders may enter into hedging transactions with broker-dealers (which may in turn engage in short sales of the offered securities), short and deliver the securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell such securities.

        If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any securities through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the securities, we will file a post-effective amendment to the registration statement of which this prospectus is a part, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

        The underwriter or underwriters with respect to an underwritten offering of securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling securityholders. Selling securityholders may decide to sell only a portion of securities offered by them pursuant to this prospectus or may decide not to sell any of their securities under this prospectus. In addition, any selling securityholder may transfer, devise or give the securities by other means not described in this prospects. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        Under the securities laws of certain states, the securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. Each selling securityholder should consult its counsel regarding the application of the states’ Blue Sky or securities laws in connection with sales of the securities.

        We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

EXPERTS

        The consolidated financial statements of Meritage Hospitality Group Inc. appearing in Meritage Hospitality Group’s Annual Report (Form 10-K) at November 30, 2003, and for the fiscal year then ended, have been audited by Ernst & Young LLP, independent auditors; and at December 1, 2002, and for each of the two years in the period ended December 1, 2002, by Grant Thornton LLP, independent auditors, as set forth in their respective reports thereon and incorporated by reference in this Prospectus and Registration Statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses Of Issuance And Distribution.

        The following table sets forth the expenses in connection with the offering described in this Registration Statement:

Registration Fee	$ 1,348.30
Printing Costs	1,000.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	12,500.00
Blue sky fees and expenses	1,000.00
Miscellaneous	14,151.70

Total	$ 40,000.00

        All of the above expenses other than the Registration Fee are estimates. All of the above expenses will be borne by the Registrant.

Item 15.    Indemnification Of Directors And Officers.

        Section 561 of the Michigan Business Corporation Act (“MBCA”) provides generally and in pertinent part that a Michigan corporation may indemnify its directors and officers against expenses, including judgments, penalties, fines, attorneys’ fees and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal suit or action, other than actions by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal suit or proceedings, if the person had no reasonable cause to believe his conduct was unlawful. Section 562 of the MBCA provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Michigan corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection with the matters in issue, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise, and if the expenses are reasonable and actually incurred. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent legal counsel, by all independent directors who are not parties to or threatened to be made parties to the action or suit, or by the disinterested shareholders or a committee designated by the Board and consisting of directors who are not parties to, or threatened to be made parties to, the proceedings.

        Meritage, through its Bylaws and by way of contracts of indemnification, provides that its officers and directors shall be indemnified to the fullest extent authorized or permitted by law.

Item 16.    Exhibits And Financial Statement Schedules.

Exhibit No.	Description of Document
*4.1	Warrant Agreement between the Registrant and LaSalle Bank NA (incorporated by reference to the Registrant’s
Form 10-K for the year ended November 30, 2003)
*4.2	Amended and Restated Articles of Incorporation (incorporated by reference to the Registrant's Form
10-K for the year ended November 30, 2003)
5	Opinion of Keating, Muething & Klekamp, P.L.L.
12	Statement Regarding Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends
23.1	Consent of Ernst & Young LLP for fiscal year 2003
23.2	Consent of Grant Thornton LLP for fiscal years 2001 and 2002
23.3	Consent of Keating, Muething & Klekamp, P.L.L. (contained in Exhibit 5.1)
24	Powers of Attorney (contained on the signature page)

*Incorporated by reference as indicated

Item 17.    Undertakings.

    (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        If the securities to be registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

    (d)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e)        The undersigned registrant hereby undertakes that:

    (1)        for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2)        for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Meritage Hospitality Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Grand Rapids, State of Michigan, as of the 27th day of February, 2004.

MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. President & Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert E. Schermer, Jr. and James R. Saalfeld, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/Robert E. Schermer, Sr.	Chairman of the Board of Directors	February 27, 2004
*Robert E. Schermer, Sr.

/s/Robert E. Schermer, Jr.	Chief Executive Officer, President	February 27, 2004
*Robert E. Schermer, Jr.	and Director (Principal Executive Officer)

/s/William D. Badgerow	Controller (Principal Financial &	February 27, 2004
*William D. Badgerow	Accounting Officer)

/s/James P. Bishop	Director	February 27, 2004
*James P. Bishop

/s/Joseph L. Maggini	Director	February 27, 2004
*Joseph L. Maggini

/s/Brian N. McMahon	Director	February 27, 2004
*Brian N. McMahon